Exhibit 1.2

CHAMPIONLYTE PRODUCTS, INC.

AGREEMENT TO BE BOUND

     In connection with a transfer of shares of Series II Convertible Preferred Stock (the “Preferred Stock”) of ChampionLyte Products, Inc., a Florida corporation (the “Company”), from U.S. Bancorp (“USB”) to the undersigned, the undersigned:

     (a)  represents and warrants to the Company that the undersigned qualifies as an “accredited investor,” as that term is used in Regulation D promulgated under the Securities Act of 1933, as amended; and

     (b)  agrees with the Company:

(i) to take and hold the Preferred Stock subject to the provisions and upon the conditions specified in Article 7 of the SPA and the Other Agreements (as defined in the SPA), as applicable, as required by Section 7.1 of the SPA in connection with USB’s transfer of the Preferred Stock;

(ii) to assume the obligations of USB under, and agrees to be bound by the terms of, the RRA, as required by Section 5.5.1 of the RRA in connection with a transfer of USB’s rights thereunder;

(iii) to be bound by the provisions of the IRA, as required by Section 4.2 of the IRA in connection with a transfer of USB’s rights thereunder; and

(iv) to be bound by the provisions of the SHA, as required by Section 6 of the SHA in connection with a transfer of USB’s rights thereunder.

              This Agreement to Be Bound shall be effective as of December 19, 2002.

ChampionLyte Asset Acquisition LLC By:
Name:
Title: